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                                                                      EXHIBIT 11


                                MID OCEAN LIMITED

                       COMPUTATIONS OF EARNINGS PER SHARE
                                   (UNAUDITED)
     (Thousands of United States Dollars except share and per share amounts)



                                                                          THREE MONTHS ENDED
                                                                JANUARY 31, 1998    JANUARY 31, 1997

Net Income                                                          $    63,721       $    52,003
                                                                    ===========       ===========



Basic weighted average ordinary shares outstanding                   39,103,640        35,982,820

Common share equivalents associated with options                        343,959           332,017
                                                                    -----------       -----------

Diluted weighted average ordinary shares
and ordinary share equivalents outstanding                           39,447,599        36,314,837
                                                                    ===========       ===========



Net income per ordinary share and ordinary share equivalent :

Basic                                                               $      1.63       $      1.45
                                                                    ===========       ===========

Diluted                                                             $      1.62       $      1.43
                                                                    ===========       ===========


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